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                           TELE-COMMUNICATIONS, INC.
                                Terrace Tower II
                                5619 DTC Parkway
                         Englewood, Colorado 80111-3000

                                                                       EXHIBIT 5
                                                                       ---------

                               December 22, 1997

Board of Directors
Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

Dear Sirs:

     I am Executive Vice President and General Counsel of Tele-Communications, Inc., a Delaware corporation (the "Company"), and this opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 20,000,000 shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCOMA Shares"), 15,000,000 shares of the Company's Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "LBTYA Shares") and 15,000,000 shares of the Company's Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "TCIVA Shares" and, collectively with the TCOMA Shares and the LBTYA Shares, the "Shares"), that are issuable to the Company's Employee Stock Purchase Plan (to be restated and renamed the "TCI 401(k) Stock Plan" effective January 1, 1998) (the "Plan").

     In connection therewith, I have examined, among other things, the originals, certified copies or copies otherwise identified to my satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; minutes of the proceedings of the Company's Board of Directors; and such other documents, records, certificates of public officials and questions of law as I deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have relied, to the extent I deemed such reliance appropriate, on certificates of officers of the Company as to factual matters. I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduction copies. I have further assumed that there will be no changes in applicable law between the date of this opinion and the date the Shares are actually issued and sold to the Plan.

     Based upon the foregoing, I am of the opinion that each of the TCOMA Shares, LBTYA Shares and TCIVA Shares are or will be duly authorized and, when issued and sold to the Plan pursuant to the terms thereof, will be validly issued, fully paid and non-assessable.
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     I hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement and to the reference to me contained therein under the heading "Item 5. Interest of Named Experts and Counsel" in Part II of the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Very truly yours,

                                 /s/ Stephen M. Brett
                                 Stephen M. Brett
                                 Executive Vice President and
                                   General Counsel